                                                                    EXHIBIT d(2)


                             STOCKHOLDERS AGREEMENT

                  Santos Americas and Europe Corporation ("Parent"), a Delaware corporation, and the holders of outstanding common stock of Esenjay Exploration, Inc. (the "Company"), a Delaware corporation, to which this Agreement refers to as "Stockholders" on the signature pages hereof (the "Stockholders") hereby enter into this Agreement dated as of March 17, 2002.

                              PRELIMINARY STATEMENT

                  Parent and its subsidiary, ECM Acquisition Company ("Sub"), a Delaware corporation, propose to enter into an agreement dated as of March 17, 2002 with the Company (the "Acquisition Agreement"). On the terms and subject to the conditions the Acquisition Agreement contains, Parent proposes to acquire the Company in a two-step transaction. The first step would be a tender offer by Sub for all the outstanding shares of the Company's common stock, and the second step would be a follow-on merger between Sub and the Company in which the Company would become the surviving corporation.

                  The board of directors of the Company has:

         o determined that Parent's proposed tender offer and merger are fair to and in the best interests of the Company's stockholders;

         o declared the agreement of merger the Acquisition Agreement contains advisable and resolved to recommend that the holders of the Company's common stock accept that offer and adopt that agreement of merger; and

         o        authorized the Company to enter into the Acquisition
                  Agreement.

                  The Stockholders collectively own approximately 53% of the shares of the Company's common stock issued and outstanding as of March 1, 2002. In order to induce Parent and Sub to enter into and thereafter perform their respective obligations under the Acquisition Agreement, the Stockholders are entering into this Agreement.

                                    AGREEMENT

                  In consideration of the premises and the covenants and other undertakings this Agreement contains, the parties, intending to be legally bound hereby, agree as follows:

                  Section 1. Definitions. (a) In this Agreement:

                  (1) the "Original Shares" of a Stockholder means the number of shares of Common Stock which appears opposite that Stockholder's name on the signature pages hereof; and


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                  (2) the "Subject Shares" of a Stockholder means that
         Stockholder's Original Shares together with:

                           (A) all shares of Common Stock or other Capital
                  Stock, all Derivative Securities, including any preferred stock purchase rights, and all other properties or rights, including any phantom securities, to which that Stockholder hereafter becomes entitled by reason of any dividend or other distribution the Company pays or makes in respect of the Common Stock or any other class or series of its Capital Stock;

                           (B) all properties, securities and rights to which
                  that Stockholder becomes entitled by reason of any split, combination or reclassification of the Common Stock or any other Capital Stock of the Company or any issuance by the Company in respect or lieu of or in substitution for shares of its Capital Stock; and

                           (C) all properties, securities and rights of any type
                  to which clause (2)(A) or (B) of this definition refers which that Stockholder purchases or otherwise acquires after the date hereof from the Company or any other Person.

                  (b) Capitalized terms this Agreement uses, but does not define, have the meanings the Acquisition Agreement specifies. References herein to "this Agreement" are to this Agreement as it may be amended, modified or supplemented from time to time hereafter in writing by each party against which another party seeks to enforce that amendment, modification or supplement.

                  Section 2. Tender of Subject Shares. (a) Each Stockholder will
(1) effect a valid tender under and in accordance with the terms of the Offer, as soon as practicable after the Offer Commencement Date and in no event later than prior to the initially scheduled Expiration Date, of all that Stockholder's Subject Shares and (2) not withdraw or attempt to withdraw those tendered Subject Shares from the Offer until after the first to occur of (A) the termination of the Acquisition Agreement by the Company under Section 9.01(a)(4) thereof or (B) a termination of the Offer in accordance with its terms prior to the purchase by Sub of any Shares thereunder. Any tender of Subject Shares by a Stockholder in accordance with this Section 2 must include the physical delivery of certificates representing those Subject Shares and the execution and delivery of a properly completed letter of transmittal with respect thereto.

                  (b) If the Subject Securities of a Stockholder include property, securities or rights that Sub has not amended the Offer to include, this Section 2 will not require that Stockholder to tender, and Sub will not be required to amend the Offer to include, any property, securities or rights not so included.

                  Section 3. Voting of Subject Shares. (a) If the agreement of merger the Acquisition Agreement contains is duly submitted to the stockholders of the Company for their approval or disapproval, each Stockholder will duly and properly vote all that Stockholder's Subject Shares entitled to vote on that matter in favor of the adoption of that agreement.


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                  (b) If any action or agreement is duly submitted to the
stockholders of the Company which, if taken or effected, reasonably could be expected to

                  (1) result in a breach of any representation, warranty, covenant or other agreement of the Company in or under the Acquisition Agreement, or

                  (2) prevent, impede, interfere with, delay or postpone the consummation of the Offer or the Merger, including any Acquisition Proposal,

each Stockholder will duly and properly vote all that Stockholder's Subject Shares entitled to vote on that matter against the taking of that action or the effecting of that agreement.

                  (c) If any action by the stockholders or the Company to which
Section 3(a) or (b) refers is sought to be taken by written consent in lieu of a meeting of those stockholders, each Stockholder will give or withhold that Stockholder's consent thereto to the same effect as if that action were presented for approval or disapproval at such a meeting.

                  (d) Each Stockholder:

                  (1) hereby irrevocably grants to, and appoints, Kathy Hogenson and Peter Robinson, or either of them, in their respective capacities as officers of Parent or Sub, and any individual who hereafter succeeds to any such office, and each of them individually, that Stockholder's proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of that Stockholder, to vote that Stockholder's Subject Shares in accordance with this Section 3;

                  (2) represents that any proxies that Stockholder has heretofore given in respect of any of that Stockholder's Subject Shares are not irrevocable and hereby revokes all such proxies and agrees to give all notices required to evidence that revocation;

                  (3) acknowledges that Stockholder's understanding that Parent is entering into the Acquisition Agreement in reliance on that Stockholder's execution and delivery of this Agreement and affirms that Stockholder is granting the irrevocable proxy this Section 3 contains in connection with Parent's execution and delivery of the Acquisition Agreement and to secure the performance by that Stockholder of that Stockholder's obligations hereunder;

                  (4) affirms that that irrevocable proxy is coupled with an interest and may not be revoked under any circumstances; and

                  (5) ratifies all that the proxies and attorneys-in-fact designated by that proxy lawfully may do or cause to be done in their several capacities as such and confirms that that proxy is intended to be irrevocable under the applicable Delaware law.


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                  Section 4. No Inconsistent Arrangements. Each Stockholder
agrees that, except as the Acquisition Agreement and this Agreement otherwise provide or contemplate, that Stockholder will not:

                  (1) sell, transfer, pledge, assign or otherwise dispose of (collectively, "Transfer"), for value, by gift or otherwise, or consent to or permit any Transfer of, any of that Stockholder's Subject Shares or any interest therein;

                  (2) enter into any contract, option or other agreement or understanding respecting any such Transfer;

                  (3) grant any proxy, power-of-attorney or other authorization respecting those Subject Shares;

                  (4) deposit into a voting trust, or enter into a voting agreement respecting, any of those Subject Shares; or

                  (5) take any other action that reasonably could be expected in any way to restrict, limit or interfere with the performance by that Stockholder of that Stockholder's obligations hereunder or with the consummation of the Offer or the Merger.

                  Section 5. Waiver of Appraisal Rights. Each Stockholder hereby waives all rights of appraisal or dissent that Stockholder has under the DGCL with respect to the Merger.

                  Section 6. Treatment of Confidential Information. (a) Each of Michael E. Johnson, David W. Berry and David B. Christofferson (the "Receiving Stockholders"), severally and not jointly with any other Person, acknowledges that he has or may have had in the past, currently has and in the future may have access to Confidential Information of the Company Entities and Parent and its Affiliates. Each Receiving Stockholder, severally and not jointly with any other Person, agrees that he will keep confidential and not use, directly or indirectly, for his own benefit or the benefit of any business of any Person other than the Company Entities and Parent and its Affiliates, all that Confidential Information that Receiving Stockholder has or hereafter obtains and, except with the specific prior written consent of Parent, will not disclose that Confidential Information to any Person except (1) Representatives of Parent and (2) his own Representatives, provided that these Representatives, other than counsel, agree to the confidentiality provisions of this Section 6; provided, however, that, for purpose of this Section 6(a), Confidential Information a Receiving Stockholder has does not include such information as:

                  (1) becomes known to the public generally through no fault of that Receiving Stockholder;

                  (2) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to the disclosure by that Receiving Stockholder of any information under this clause (2), that Receiving Stockholder will give prior written notice thereof to Parent and provide Parent with the opportunity to contest that disclosure; or


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                  (3) that Receiving Stockholder reasonably believes is required to be disclosed in connection with the defense of a lawsuit against that Receiving Stockholder.

In the event of a breach or threatened breach by any Receiving Stockholder of the provisions of this Section 6 with respect to any Confidential Information, Parent or the Company will be entitled to an injunction restraining that Receiving Stockholder from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting Parent or the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Because of (1) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 6(a) and (2) the immediate and irreparable damage that would be caused to Parent or the Company for which it would have no other adequate remedy, each of the Receiving Stockholders agrees that Parent or the Company may enforce the provisions of
Section 6(a) by injunctions and restraining orders against each of them who breaches any of those provisions.

                  Section 7. Representations and Warranties. Each Stockholder represents and warrants to Parent that, as applied solely to that Stockholder, all the following representations and warranties in this Section 7 are as of the date of this Agreement, and will be immediately prior to Sub's payment for that Stockholder's Subject Shares, true and correct:

                  (1) the Stockholder:

                           (A) is the record and beneficial owner of, and has
                  good and marketable title to, the Stockholder's Original Shares and, as of the date Sub consummates the Offer, all other Subject Shares the Stockholder hereafter acquires, in each case free and clear of any "adverse claim," as the applicable Uniform Commercial Code defines that term, or other lien or encumbrance; and

                           (B) has and will have, with respect to the Original
                  Shares, and will have, with respect to all other Subject Shares the Stockholder hereafter acquires, the sole right to Transfer and direct the voting of those securities;

                  (2) except as this Agreement or the Option Agreement otherwise provides, none of the Original Shares is, and none of the other Subject Shares the Stockholder hereafter acquires will be, subject to any voting trust, voting agreement or other agreement, arrangement or restriction respecting the Transfer or voting of any of those securities;

                  (3) the Stockholder has the full power, legal capacity and authority to execute, deliver and perform the Stockholder's obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be:


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                           (A) limited by any applicable bankruptcy, insolvency,
                  reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally; and

                           (B) subject to general principles of equity,
                  regardless of whether that enforceability is considered in a proceeding in equity or at law;

                  (4) if the Stockholder is an Entity, the Stockholder has obtained, in accordance with all applicable Governmental Requirements and its Charter Documents, all approvals and the taking of all actions necessary for the authorization, execution, delivery and performance by the Stockholder of this Agreement;

                  (5) if the Stockholder is acting otherwise than in his individual capacity, whether as an executor or a guardian or in any other fiduciary or representative capacity, all actions on the part of the Stockholder and all other Persons, including any court, necessary for the authorization, execution, delivery and performance by the Stockholder of this Agreement have been duly taken;

                  (6) the Stockholder's execution, delivery and performance in accordance with its terms of this Agreement and the effectuation of the transactions this Agreement contemplates do not and will not:

                           (A) violate or conflict with any Governmental
                  Requirement;

                           (B) breach or constitute a default under any
                  agreement or instrument to which the Stockholder is a party or by which the Stockholder or any Subject Shares the Stockholder owns is bound;

                           (C) result in the creation or imposition of, or
                  afford any Person the right to obtain, any lien upon any Subject Shares the Stockholder owns, or upon any revenues, income or profits of the Stockholder therefrom; or

                           (D) if the Stockholder is an Entity, violate the
                  Stockholder's Charter Documents; and

                  (7) no litigation is pending or, to the knowledge of the Stockholder, threatened to which the Stockholder is or may become a party which:

                           (A) questions or involves the validity or
                  enforceability of any of the Stockholder's obligations under this Agreement; or

                           (B) seeks, or reasonably could be expected to seek,
                  (1) to prevent or delay the consummation by the Stockholder of the transactions this Agreement contemplates the Stockholder will consummate or (2) damages in connection with any such consummation.


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                  Section 8. Several Nature of Obligations. The obligations of each Stockholder under this Agreement are several and not joint, or joint and several, with the obligations of any other Stockholder under this Agreement.

                  Section 9. Termination of Various Obligations. The obligations of each Stockholder under Sections 2, 3, 4 and 5, and the irrevocable proxy each Stockholder has granted in Section 3, will terminate on the first to occur of the termination of the Acquisition Agreement by the Company under Section 9.01(a)(4) thereof or the termination by Sub of the Offer without purchasing any Shares thereunder. The obligations of each Receiving Stockholder under Section 6 will terminate on the termination by Sub of the Offer without purchasing any Shares thereunder, but, except for termination on that occurrence, will continue in accordance with its terms notwithstanding any termination of the Acquisition Agreement.

                  Section 10. Notices. All notices and other communications hereunder must be in writing and will be deemed given if delivered personally, telecopied or otherwise sent by means of electronic communications equipment (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as it has specified by like notice):

                           (1)      if to Parent, to it at

                                    10111 Richmond Avenue
                                    Suite 500
                                    Houston, Texas 77042

                                    Attention: Kathleen A. Hogenson

                                    Telecopy No.:  (713) 986-4216
                                    Email: kathy.hogenson@santos.com

                           With a copy, which will not constitute notice for purposes hereof, to:

                                    Baker Botts L.L.P.
                                    910 Louisiana Street
                                    Houston, Texas 77002-4995

                                    Attention:  James DeMent

                                    Telecopy:  (713) 229-1816
                                    Email:  james.dement@bakerbotts.com

                           and

                  (2) if to a Stockholder, to the address set forth opposite that Stockholder's name on the signature pages hereto.

                  Section 11. Construction and Interpretation. (a) This Agreement uses the words "herein," "hereof" and "hereunder" and words of similar import to refer to this Agreement


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as a whole and not to any provision of this Agreement, and the word "Section"
refers to a Section of this Agreement, unless it otherwise specifies. This Agreement uses the word "party" to refer to any original signatory hereto and its permitted successors and assigns under Section 15.

                  (b) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

                  (c) The word "including," and, with correlative meaning, the word "include," means including, without limiting the generality of any description preceding that word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                  (d) The language this Agreement uses will be deemed to be the language the parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any party.

                  (e) This Agreement includes captions for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

                  Section 12. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective as to any Stockholder when two or more counterparts have been signed by that Stockholder and Parent and delivered to each other, it being understood that to be binding on any Stockholder, no other Stockholder need sign this Agreement and Parent need not sign the same counterpart.

                  Section 13. Entire Agreement; No Third Party Beneficiaries. This Agreement:

                  (1) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and

                  (2) except as Section 6 otherwise provides, is not intended to confer on any Person other than the parties any rights or remedies hereunder.

                  Section 14. Publicity. (a) Each Stockholder hereby agrees that Parent and any of its Affiliates may publish and disclose in the Offer Documents and the information statement Section 7.01(c) of the Acquisition Agreement contemplates, and any other documents Parent or Sub files with the SEC in connection with the Offer or the Merger, the identity and ownership of Subject Shares by that Stockholder and the nature of that Stockholder's commitments, agreements and understandings under this Agreement.

                  (b) Except as any applicable Governmental Requirement or the rules of the National Association of Securities Dealers, Inc. otherwise require, for so long as this Agreement is in effect, no Stockholder will, or will permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions


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this Agreement contemplates without the consent of Parent, which consent Parent will not unreasonably withhold.

                  Section 15. Assignment. This Agreement and the rights, interests or obligations of the parties hereunder may not be assigned by any Stockholder, whether by operation of law or otherwise, without the prior written consent of Parent. Subject to the preceding sentence, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 16. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

                  Section 17. Exercise of Rights and Remedies. Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

                  Section 18. Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

                  Section 19. Remedies Cumulative. No right, remedy or election any provision of this Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available at law or in equity.

                  Section 20. Enforcement. Each Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in the Appropriate Delaware Court, this being in addition to any other remedy to which Section 6, law or equity entitles Parent or any of its Affiliates. Each Stockholder will:

                  (1) submit itself to the personal jurisdiction of the Appropriate Delaware Court with respect to any dispute that arises out of this Agreement or any transaction this Agreement contemplates;

                  (2) not attempt to deny or defeat that personal jurisdiction by motion or other request for leave from any such court; and


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                  (3) not bring any action relating to this Agreement or any transaction this Agreement contemplates in any court other than the Appropriate Delaware Court.








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      The parties have signed this Agreement as of the date first written above.

                                           SANTOS AMERICAS AND
                                           EUROPE CORPORATION


                                           By: /s/ KATHLEEN A. HOGENSON
                                               -------------------------------
                                               Kathleen A. Hogenson
                                               President

                                           STOCKHOLDERS
No. of Original Shares: 48,000
Aspect Resources, LLC
511 16th Street, Suite 300                 By: /s/ ALEX M. CRANBERG
Denver, Colorado  80202                        -------------------------------
                                               Alex M. Cranberg


                                           ASPECT ENERGY, LLC

                                           BY:  ASPECT MANAGEMENT CORPORATION,
                                                   MANAGER
No. of Original Shares: 4,729,456
c/o Alex M. Cranberg                       BY: /s/ ALEX M. CRANBERG
Aspect Resources, LLC                          -------------------------------
511 16th Street, Suite 300                     ALEX M. CRANBERG
Denver, Colorado  80202                        PRESIDENT


No. of Original Shares: 132,754
Esenjay Exploration, Inc.
500 North Water, Suite 1100                By: /s/ MICHAEL E. JOHNSON
Corpus Christi, Texas  78471                   -------------------------------
                                               Michael E. Johnson



                                           ESENJAY PETROLEUM CORPORATION


No. of Original Shares: 4,896,415
c/o Michael E. Johnson
Esenjay Exploration, Inc.                  By: /s/ MICHAEL E. JOHNSON
500 North Water, Suite 1100                    -------------------------------
Corpus Christi, Texas  78471                   Michael E. Johnson
                                               President

No. of Original Shares:  202,297
Esenjay Exploration, Inc.
500 Dallas, Suite 2920                     By: /s/ DAVID W. BERRY
Houston, Texas  77002                          ---------------------------------
                                               David W. Berry


No. of Original Shares:  0
Aspect Resources, LLC
511 16th Street, Suite 300                 By: /s/ ALEX B. CAMPBELL
Denver, Colorado 80202                         ---------------------------------
                                               Alex B. Campbell


No. of Original Shares:  14,000
Pollicoff, Smith & Remel
One Greenway Plaza, Suite 300              By: /s/ JEFFREY B. POLLICOFF
Houston, Texas 77046                           ---------------------------------
                                               Jeffrey B. Pollicoff


No. of Original Shares:  12,000
Randall & Dewey Incorporated
16800 Greenspoint Park Drive, Suite 380S   By: /s/ JACK P. RANDALL
                                               ---------------------------------
Houston, Texas 77060                           Jack P. Randall


No. of Original Shares:  12,000
Smith International Inc.
16740 E. Hardy Street                      By: /s/ HOBART A. SMITH
Houston, Texas 77032                           ---------------------------------
                                               Hobart A. Smith


No. of Original Shares:  12,470
Esenjay Exploration, Inc.
500 Dallas, Suite 2920                     By: /s/ DAVID B. CHRISTOFFERSON
Houston, Texas 77002                           ---------------------------------
                                               David B. Christofferson



No. of Original Shares:  12,000
110 Ocean Way                              By: /s/ WILLIAM D. DODGE
Corpus Christi, Texas 78411                    ---------------------------------
                                               William D. Dodge